Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-231925 on Form S-3 and 333-225058 on Form S-8 of Talos Energy Inc. of our report dated April 8, 2019, relating to the consolidated financial statements of ILX Holdings, LLC, appearing in the Information Statement on Schedule 14C of Talos Energy Inc. filed on February 25, 2020.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

February 25, 2020